EXHIBIT 10.4

FIRST AMENDMENT
TO THE
2U, INC. SEVERANCE PAY
AND CHANGE IN CONTROL
PLAN
This First Amendment (this “Amendment”) to the 2U, Inc. Severance Pay and Change in Control Plan (the “Plan”), is adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of 2U, Inc. (the “Company”) on April 24, 2020. Capitalized terms used but not otherwise defined herein will have the meaning ascribed to them in the Plan.
WHEREAS, the Company maintains the Plan;
WHEREAS, in accordance with Section 5.1 of the Plan, subject to certain restrictions that do not apply in this instance, the Board (or a duly authorized committee thereof) is authorized to amend any or all provisions of the Plan at any time for any reason, and the Board has delegated such authority to the Committee;
WHEREAS, the Committee desires to include a scrivener’s error provision to the Plan and to make a clarification, as set forth in this Amendment; and
WHEREAS, the Committee desires to delegate to the officers of the Company the authority to restate the Plan consistent with the terms of this Amendment and to make any filings it deems necessary and appropriate in connection therewith.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended as follows:
The second paragraph of the “Introduction” of the Plan is hereby clarified by replacing the penultimate sentence thereof with the following:
“The Plan is intended to be a ‘top-hat’ welfare benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-24.”
1.Article IV the Plan is hereby amended by adding a new Section 4.8 thereto, as follows:
“4.8    Scrivener’s Error. The Plan shall be applied and interpreted without regard to any scrivener’s error (as described in the next following sentence). The determination of whether a scrivener’s error has occurred, shall be made by the Committee or its authorized representative, in the exercise of its best judgment and sole discretion, based on its understanding of the intent of the Company as settlor of the Plan, and taking into account such evidence, written or oral, as it deems appropriate or helpful. The Committee, or its authorized representative, is authorized to correct any scrivener’s error that it discovers in this document or in any other document of the Plan. Construction or interpretation made under this Section 4.8 shall be conclusive.”
RESOLVED FURTHER, that the proper officers of the Company are authorized to restate the Plan consistent with the terms of this Amendment and to make any filings they deem necessary and appropriate in connection therewith; and

RESOLVED FURTHER, that the proper officers of the Company be, and the same hereby are, authorized individually to take such actions, obtain such consents, and execute such documents and instruments as such officer, in his or her sole discretion, deems necessary or desirable to effectuate the intent of the foregoing resolutions and this Amendment.

ADOPTED:                            ATTESTED:

April 24, 2020                            /s/ Matthew Norden
Date                                Secretary